                                                                     Exhibit 11


                                          February 14, 2006

Arrivato Funds Trust,
      on behalf of its series,
      Dow Jones 2010 Fund
      Dow Jones 2015 Fund
      Dow Jones 2020 Fund
      Dow Jones 2030 Fund
      Dow Jones 2040 Fund
      Stock Fund
      International Equity Fund
      Short-term Bond Fund
      Intermediate Bond Fund
      Kansas Tax Exempt Bond Fund

350 Fifth Avenue, 59th Floor
New York, NY  10118

Ladies and Gentlemen:

      We have acted as counsel to Dow Jones 2010 Fund, Dow Jones 2015 Fund, Dow Jones 2020 Fund, Dow Jones 2030 Fund, Dow Jones 2040 Fund, Stock Fund, International Equity Fund, Short-term Bond Fund, Intermediate Bond Fund, and Kansas Tax Exempt Bond Fund (each, a "Fund") are each a series of Arrivato Funds Trust (the "Trust"), which was established as a Delaware business trust under an Agreement and Declaration of Trust dated October 7, 2004 (the "Declaration of Trust") in connection with the filing by the Trust with the Securities and Exchange Commission (the "Commission") of registration statements (the "Registration Statements") on Form N-14 and N-1A under the Securities Act of 1933, as amended (the "Act"), relating to the registration and issuance of shares of beneficial interest of each Fund ("Securities") pursuant to a reorganization and merger with American Independence Funds Trust.

      The trustees of the Trust (the "Trustees") have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article II, Section 1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited, and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article II, Sections 2 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such amount and type of consideration, including cash or securities, and on such terms as the Trustees may authorize, all without action or approval of the shareholders.

      In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Declaration of Trust, By-Laws and a certificate of the Secretary of the State of Delaware, dated as of February 13, 2006 (the "Delaware Certificate"). We have also examined such other documents, corporate records, certificates and other instruments, and have examined such matters of law, as we have deemed appropriate for the purpose of rendering the opinion expressed below.

      We have assumed the accuracy of all documents listed above, and we have not made any independent investigation thereof. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals and authenticity of all documents submitted to us as copies. In making our examination of any documents, we have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and, except for the Securities, the validity and binding effect and enforceability thereof.

      This opinion letter is based upon our review of the documents referred to herein. In rendering this opinion letter, except for any matter that is specifically addressed in the opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document. Each assumption herein is made and relied upon with your permission and without independent investigation. The attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

      In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States of America. Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinion expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the "doing business," securities or tax laws of any jurisdiction, other than the federal securities laws of the United States.

      In rendering the opinion below, insofar as it relates to the good standing and valid existence of the Trust, we have relied solely on a certificate of the Secretary of the State of Delaware, dated as of a recent date, and such opinion is limited accordingly and is rendered as of the date of such certificate.

      Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Trust is a duly organized and validly existing statutory trust in good standing under the laws of the State of Delaware and that the Securities, when issued in accordance with the terms, conditions, requirements and procedures set forth in (i) the Declaration of Trust, (ii) the Trust's Registration Statements, (iii) the Agreement and Plan of Reorganization between Arrivato Funds Trust, on behalf of its series, Dow Jones 2010 Fund, Dow Jones 2015 Fund, Dow Jones 2020 Fund, Dow Jones 2030 Fund, Dow Jones 2040 Fund, Stock Fund, International Equity Fund, Short-term Bond Fund, Intermediate Bond Fund, Kansas Tax Exempt Bond Fund, and American Independence Funds Trust, on behalf of its series, Nestegg 2010 Fund, Nestegg 2020 Fund, Nestegg 2030 Fund, Nestegg 2040 Fund, Nestegg Capital Preservation Fund, Stock Fund, International Multi-Manager Stock Fund, Ultra Short Bond Fund, Intermediate Bond Fund, and Kansas Tax Exempt Bond Fund (iv) will be validly issued, fully paid and non-assessable shares of beneficial interest in the Trust, subject to compliance with the Act, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

      We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform the Trust or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Trust's Registration Statements in accordance with the requirements of Form N-1A and Form N-14 under the Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,


                                    /s/THACHER PROFFITT & WOOD LLP


                                       3